Exhibit 10.43
APPENDIX
QLIK TECHNOLOGIES INC.
EXECUTIVE INCENTIVE CASH BONUS PLAN
1. PURPOSE OF THE PLAN
This Qlik Technologies Inc. (the “Company”) Executive Incentive Cash Bonus Plan (the “Plan”) is established to provide incentives to attract, retain, motivate and reward executive officers and other key employees who are responsible for providing leadership to the Company as it attains its significant business objectives. The purpose of the Plan is to align management’s efforts with the strategic goals of the Company through competitive annual incentive opportunities.
Awards granted under this Plan are intended to qualify as “performance-based compensation” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, and the relevant rules, regulations and guidance thereunder (the “Code”). Subject to approval by the stockholders of the Company in accordance with federal tax law, the Plan will be effective beginning with fiscal year 2011 and thereafter during such periods as the Company may from time to time grant bonus awards under it (each such performance period, whether or not coterminous with a fiscal year, is referred to as a “Plan Year”). Unless and until the Compensation Committee of the Company’s Board of Directors (the “Committee”) determines otherwise, and subject to the requirement that stockholder approval of the Plan be obtained periodically under federal tax law, this Plan will be operated through a series of fiscal year-based Plan Years beginning at the start and ending on the last day of each Company fiscal year.
2. ELIGIBILITY AND PARTICIPATION
For each Plan Year, the Committee shall select the individuals who will be granted awards under the Plan from among the executive officers and other key employees (each such eligible individual, an “Employee”) of the Company and/or its subsidiaries (each selected Employee, a “Participant”).
No person shall be entitled to any bonus under this Plan for a Plan Year unless the individual is designated by the Committee as a Participant for that Plan Year. The Committee may add to or delete individuals from the list of designated Participants at any time and from time to time, in its sole discretion, subject to any limitations imposed by Code Section 162(m) and the terms of this Plan.
Notwithstanding that an Employee has been designated as a Participant in the Plan with respect to a Plan Year, and unless otherwise specified by the Committee, an Employee shall cease to be eligible to receive awards hereunder if he or she is not a regular full-time Employee as of both the first day of the Plan Year (which, for an Employee made a Participant after the start of the Plan Year, shall be treated as the date on which he or she was first designated as a Participant with respect to that Plan Year) and the last day of the Plan Year, as well as on date on which payment of an Actual Award for that Plan Year, if any, is made.
3. AWARD TERMS
No later than 90 days after the beginning of the Plan Year (or, if applicable, within a shorter period of time required under Code Section 162(m)), the Committee, in its sole discretion, shall establish in writing (i) the duration of the Plan Year, (ii) the Employees selected as Participants, either by name or by position, (iii) the targeted goal(s) for the Performance Goal(s) that apply/ies to an award with respect to the Plan Year, provided that achievement of each targeted goal must be substantially uncertain at the time the Committee acts in this regard, (iv) the Target Award for a Participant, and (v) a Payout Formula for purposes of determining the Actual Award payable to a Participant.
“Target Award” refers to the amount of the bonus award to which the Participant will become entitled if the applicable Performance Goal(s) is/are performed at the target level. The amount of a Target Award may be expressed as a dollar amount, a percentage of base salary, or such other objectively determinable value as the Committee may specify.

“Actual Award” refers to the amount of the bonus to which a Participant becomes entitled based upon the extent to which applicable Performance Goal(s) were achieved and upon the Payout Formula applicable to his or her bonus award. The Actual Award to which a Participant may become entitled may be greater or lesser than his or her Target Award for a Plan Year, depending upon whether or not the Payout Formula includes the possibility of adjustments from the Target Award as a result of under- or over-achievement of Performance Goals.
“Payout Formula” refers to a formula determined by the Committee when it establishes a Plan award that shall be applied to determine the Actual Award that will be paid to the Participant. A Payout Formula (a) shall be based on a comparison of each specified Performance Goal to actual performance, (b) shall provide that the Actual Award will equal the Participant’s Target Award if the Performance Goal(s) for the Plan Year is/are achieved at the target level, and (c) may provide for an Actual Award in an amount that is greater than or less than the Participant’s Target Award, to the extent that actual performance exceeds or falls below the Performance Goal(s), based upon such terms and conditions as the Committee shall establish. A Payout Formula may also include other features that on an objectively determinable basis increase or decrease the amount of the Actual Award from the Target Award, including by way of example (i) a requirement that all applicable Performance Goals be achieved before any payment is earned or, alternatively, that each achievement of a applicable Performance Goal results in payment of a specified percentage of the Target Award without regard to whether or not other Performance Goals have been achieved, or (ii) multipliers or discounts based upon achievement of Permitted Performance Factors that are not Performance Goals specified the individual award but are incorporated into the Payout Formula when the award is established.
The maximum amount payable under the Plan to any one Participant with respect to performance for a Plan Year is $3,500,000. The maximum amount that may be paid to a Participant must be specified in the terms of the award; provided that the limit in the preceding sentence shall operate as such maximum under the terms of an award as long as the Participant receives only one award under the Plan with respect to the Plan Year.

4. PERFORMANCE GOALS
Performance metrics upon which a Performance Goal applicable to an award granted under the Plan may be based shall be selected by the Committee from among the following, or any combination of the following, factors (each such factor, a “Permitted Performance Factor”) as the Committee determines appropriate:

• Earnings (before or after taxes)	• Sales or revenue

• Earnings per share	• Expense or cost reduction

• Earnings before interest, taxes and depreciation	• Working capital

• Earnings before interest, taxes, depreciation and amortization	• Economic value added (or an equivalent metric)

• Total stockholder return	• Market share

• Return on equity or average stockholders’ equity	• Cash flow

• Return on assets, investment or capital employed	• Operating cash flow

• Operating income	• Cash flow per share

• Gross margin	• Share price

• Operating margin	• Debt reduction

• Net operating income	• Customer satisfaction

• Net operating income after tax	• Stockholders’ equity

• Return on operating revenue	• Contract awards or backlog

• Individual or strategic corporate performance goals that are objectively determinable by a third party having knowledge of the relevant facts
The Committee may select among the Permitted Performance Factors with respect to Plan awards, may apply one or more Performance Goal to an award, and need not apply the same Performance Goal(s) from Plan Year to Plan Year nor from Participant to Participant in a given Plan Year.
The Committee may appropriately adjust any evaluation of actual performance under a Performance Goal to exclude any of the following events that occurs with respect to a Plan Year: (A) the effects of currency fluctuations; (B) any or all items that are excluded from the calculation of non-GAAP earnings as reflected in any Company press release or Form 8-K filings relating to an earnings announcement; (C) asset write-downs; (D) litigation or claim judgments or settlements; (E) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (F) accruals for reorganization and restructuring programs; (G) effects of acquisition and dispositions; and (H) any extraordinary or unusual items in accordance with U.S. GAAP.

5. DETERMINATION OF ACTUAL AWARD
Within 70 days following the end of the Plan Year and prior to payment, the Committee shall certify in writing the extent to which the Performance Goals applicable to a Participant’s award for the Plan Year were achieved, including if applicable under the Payout Formula the extent to which over- or under-achievement occurred. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance which has been certified by the Committee. Notwithstanding any Payout Formula or any contrary provision of the Plan, the Committee may in its sole discretion reduce or eliminate payment of any amount to a Participant under the Plan if in its sole discretion such reduction or elimination is in the best interest of the Company or its stockholders.
6. BONUS PAYMENT
Amounts earned under the Plan will generally be paid by March 15th of the year following the Plan Year. In all events, except to the extent otherwise permitted under Code Sections 162(m) and 409A, amounts earned under the Plan will be paid (a) only after the Committee certifies in writing the extent to which the Performance Goals were in fact satisfied, and (b) within the “short-term deferral” period established under Code Section 409(A) (generally by the 15th day of the third month following the end of the tax year during which the Participant’s right to be paid the amount is no longer subject to a substantial risk of forfeiture), provided that a delay in payment permitted under Treas. Reg. §1.409A-2(b)(7)(i) will not be deemed to violate this clause (b).
7. ADMINISTRATION OF THE PLAN
The Committee shall have full power to administer and interpret the Plan and, in its sole discretion, may establish or amend rules of general application for the administration of the Plan, including without limitation the power to (a) determine which employees are eligible to participate in the Plan, (b) determine the terms and conditions of the bonus awards granted hereunder, (c) certify, to the extent applicable, the extent to which Performance Goals applicable to awards have been achieved after the completion of the Plan Year, (d) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (e) interpret, amend or revoke any such rules. All decisions of the Committee on any question concerning the selection of Participants and the interpretation and administration of the Plan shall be final, conclusive and binding upon all parties. The Committee may rely on information, and consider recommendations, provided by the Board or the officers of the Company.
The Committee may delegate its administrative tasks to Company employees or others as appropriate for proper administration of the Plan; provided that it may not delegate any task that the Committee itself is required by Code Section 162(m) to perform.
8. PAYMENT IN THE EVENT OF CERTAIN TERMINATION CIRCUMSTANCES
The Committee, in its sole and absolute discretion and to the extent permitted under and in accordance with Code Section 162(m) and Code Section 409A, may, but is not required to, make a full or pro-rated bonus payment to a Participant for a Plan Year in the event of termination of the Participant’s employment during or after the end of the Plan Year and prior to the date on which bonus payments are made with respect to the Plan Year; provided, that any such payments shall be made on the scheduled payment date as set forth in Section 4 above.
9. NON-ASSIGNABILITY
No bonus or right to a bonus under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, garnishment, execution or levy of any kind or charge, and any attempt to transfer, alienate, sell, assign, pledge, encumber and to the extent permitted by applicable law, charge, garnish, execute upon or levy upon the same shall be void and shall not be recognized or given effect by the Company. Except as expressly provided by the Committee, the rights and benefits under the Plan shall not be transferable or assignable other than by will or the laws of descent and distribution.

10. NO EXPANSION OF PARTICIPANT’S RIGHTS
Nothing in the Plan or in any notice of any bonus pursuant to the Plan shall confer upon any person the right to participate or continue to participate in this Plan, the right to continue in the employment of the Company or one of its subsidiaries or affiliates nor affect the right of the Company or any of its subsidiaries or affiliates to terminate the employment of any person. It is expressly agreed and understood that the employment of a Participant is terminable at the will of either party and, if such Participant is a party to an employment contract with the Company or a subsidiary, in accordance with the terms and conditions of the Participant’s employment agreement. There is no obligation for uniformity of treatment of Participants under this Plan. Payments under this Plan are an extraordinary item of compensation that is outside the normal or expected compensation for purposes of calculating any benefits unrelated to this Plan, including without limitation any end-of-service or overtime premiums; pension or retirement benefits; termination, severance or redundancy payments; or other similar benefits.
11. AMENDMENT OR TERMINATION
The Company reserves the right in its Board (or a duly authorized committee thereof) to amend, suspend or terminate the Plan or to adopt a new plan in place of this Plan at any time; provided, however, that no such action shall, without the prior approval of the shareholders of the Company in accordance with the laws of the State of Delaware to the extent required under Code Section 162(m): (i) alter the performance measures as set forth in Section 3, or (ii) implement any change to a provision of the Plan requiring stockholder approval in order for the Plan to comply with the requirements of Code Section 162(m). Furthermore, no amendment, suspension or termination shall, without the consent of the Participant, alter or impair a Participant’s right to receive payment of a bonus otherwise earned and payable hereunder.
12. SEVERABILITY
In the event that any one or more of the provisions contained in the Plan shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Plan, and the Plan shall be construed as if such invalid, illegal or unenforceable provisions had never been contained therein.
13. TAX MATTERS; FUNDING
The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state and/or local income or other taxes incurred by reason of payments pursuant to the Plan, including to reduce such payments be the withholding amount, and to report any amounts paid or payable under this Plan.
The Plan and awards under it are intended to qualify as “performance-based compensation” as defined under Code Section 162(m), and to be exempt from application of Code Section 409A. To the maximum extent permitted, this Plan shall be construed and interpreted in a manner consistent with the intent described in the preceding sentence. To the extent that any award under the Plan is subject to Code Section 409A, the terms and administration of the award shall comply with the provisions of such Section, applicable IRS guidance and good faith reasonable interpretations thereof, and, to the extent necessary to achieve compliance, shall be modified, replaced, or terminated at the discretion of the Committee (but not in a manner that results in disqualification of the award as “performance-based compensation” under Code Section 162(m)).
Each payment made under this Plan shall be paid solely from the general assets of the Company and/or its subsidiaries. This Plan is unfunded and unsecured, and the making of an award under it will not be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of any amount other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

14. GOVERNING LAW
This Plan and any amendments thereto shall be construed, administered and governed in all respects in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable principles of conflict of laws).
15. CHANGE OF CONTROL
All obligations of the Company with respect to awards granted under this Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business, assets or stock of the Company. The Committee may (but need not) specify with respect to any awards granted under the Plan that the right to payment of all or a portion of the bonus amounts thereunder shall become due and payable in the event of or in connection with any such transaction.